Exhibit 4.1
Performance Home Buyers, LLC
Amended and Restated Operating Agreement
     This Operating Agreement (“Agreement”) is made effective as of the 15th day of May, 2005, by and between, the Common Members listed in Section 3.1 hereof, the Class C Preferred Members listed in Section 3.3, hereof, the Class B Preferred Members listed in Section 3.4 hereof, and the CLASS A PREFERRED Members admitted in accordance with Section 3.5 hereof.
     WHEREAS, It has been determined to be in the best interest of the Company to issue a new class of Membership units called Class C Preferred Units;
     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
Certain Definitions
     The following words and phrases used in this Agreement shall, unless the context clearly indicates otherwise, have the following meaning:
     1.1 “Affiliate” means (a) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, (b) any Person in which such specified Person has an equity interest of ten percent (10%) or more and (c) any officer, director, manager or partner of the Person specified.
     1.2 “Agreement” means this Operating Agreement as it may be hereafter amended from time to time.
     1.3 “Capital Contribution” means the total amount of capital contributed to the Company by each Member pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Member shall include the Capital Contribution made by a predecessor holder of the interest of such Member.
     1.4 “Cash from Operations” means the gross cash receipts of the Company other than (a) Capital Contributions, (b) proceeds from Company borrowings and (c) Cash from Sale or Refinancing, less (i) all cash expenses of earning such receipts, (ii) all payments on any Company indebtedness or for capital improvements and (iii) all such reserves for working capital, liabilities and other contingencies as the Directors may deem advisable.
     1.5 “Cash from Sale or Refinancing” means the net cash proceeds from all sales, other dispositions and refinancings of Property, less any portion thereof used (i) to make payments on any Company indebtedness or liability, (ii) to make any capital improvements or (iii) to establish reserves for working capital, liabilities and other contingencies as the Directors may deem advisable. Cash from Sale or Refinancing shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with a sale and other disposition of Property.
     1.6 “Common Member” means a Member owning one or more of the Common Units.
     1.7 “Common Unit” means one of the voting limited liability company equity units in the Company which are subordinate to the Class C Preferred Units, Class B Preferred Units and the Class A Preferred Units with respect to distributions of cash and Property, but which are otherwise entitled to participate in and share on a pro rata basis in allocations of Company profits and losses, and distributions of cash and Property.
     1.8 “Company” means Performance Home Buyers, LLC, the limited liability company organized under Ohio law and governed by this Agreement.
     1.9 “Distributable Cash” means Cash from Operations and Cash from Sale or Refinancing.
     1.10 “Land Contracts” mean the land contracts between the Company and Tenant/Purchasers with respect to Properties owned by the Company.
     1.11 “Majority in Interest of the Common Members” means Common Members owning in the aggregate more than fifty percent (50%) of the Common Units. Reference in this Agreement to a Majority in Interest of the Common Members (in the plural) shall include Common Member (in the singular) if in the future one Common Member owns more than fifty (50%) of the Common Units.
     1.12 “Members” means and includes the Common Members, the Class C Preferred Members, Class B Preferred Members, and the Class A Preferred Members.
     1.13 “Offer Price per Class C Preferred Unit” means One Hundred Dollars ($100.00).
     1.14 “Partnership Minimum Gain” means generally the amount of gain in the aggregate, if any, which would be realized by the Company if it disposed of all Company property subject to non-recourse liabilities in full satisfaction of such liabilities. Partnership Minimum Gain for purposes of this Agreement shall be determined in compliance with Federal Income Tax Regulations Section 1.704-1(b)(4)(iv).
     1.15 “Person” means any individual, firm, partnership, corporation, association or other legal entity.
     1.16 “Percentage Interest” means, with respect to a Common Member, the number of Common Units owned by the Common Member divided by the number of Common Units owned by all Common Members.
     1.17 “Class A Preferred Distribution” means the distribution payable to the Class A Preferred Members pursuant to Section 3.5 hereof.

     1.18 “Class A Preferred Member” means a Member owning one or more of the Class A Preferred Units.
     1.19 “Class A Preferred Unit” means one of the Preferred Class A Preferred nonvoting limited liability company equity units in the Company which have priority over the Common Units, Class C Preferred Units and the Class B Preferred Units with respect to distributions of cash and Property as described in Section 3.5 hereof.
     1.20 “Property” or “Properties” means any the single-family residential real estate of the Company now owned or hereafter acquired.
     1.21 “Class B Preferred Distributions” means the distribution payable to the Class B Preferred Members pursuant to Section 3.4 hereof.
     1.22 “Class B Preferred Member” means a Member owning one or more of the Class B Preferred Units.
     1.23 “Class B Preferred Principal Balance” means, with respect to each Class B Preferred Unit owned by a Class B Preferred Member, the unredeemed balance of the amount paid to the Company by such Class B Preferred Member (or his predecessor in interest) for the Class B Preferred Unit.
     1.24 “Class B Preferred Rate” means ninety percent (90%) per annum in 2003, and thirty-six percent (36%) per annum thereafter.
     1.25 “Class B Preferred Unit” means one of the subordinated Class B Preferred nonvoting limited liability company equity units in the Company which have priority over the Common Units, and Class C Preferred Units, but are subordinate to the Class A Preferred Units, with respect to distributions of cash and Property as described in Section 3.4 hereof.
     1.26 “Class C Preferred Distributions” means the Class C Preferred distribution payable to the Class C Preferred Members pursuant to Section 3.3 hereof.
     1.27 “Class C Preferred Member” means a Member owning one or more of the Class C Preferred Units.
     1.28 “Class C Preferred Principal Balance” means, with respect to each Class C Preferred Unit owned by a Class C Preferred Member, the unredeemed balance of the amount paid to the Company by such Class C Preferred Member (or his predecessor in interest) for the Class C Preferred Unit.
     1.29 “Class C Preferred Rate” means Five percent (5%) per annum.
     1.30 “Class C Preferred Unit” means one of the Class C Preferred nonvoting limited liability company equity units in the Company which have priority over the Common Units, but are subordinate to the Class B Preferred Units, and Class A Preferred Units, with respect to distributions of cash and Property as described in Section 3.3 hereof.
     1.31 “Tax Year” means the Company’s tax year for federal income tax purposes.
     1.32 “Tenant/Purchaser” means one of the individuals who are occupying one of the Properties pursuant to one of the Land Contracts.
     1.33 “Units” means the Common Units, the Subordinated Class C Preferred Units, Class B Preferred Units and the Class A Preferred Units.
     1.34 “By-Laws” means and includes the by-laws of the Company attached hereto as Exhibit “A” and said by-laws may be amended by a Majority in Interest of the Common Members from time to time.
     1.35 “Directors” means and includes the directors appointed by a Majority in Interest of the Common Members in accordance with Section 8.3 hereof and the By-Laws.
     1.36 “Officers” means and includes the officers appointed by the Directors in accordance with Section 8.5 hereof and the By-Laws.
Article II
Membership, Formation and Organization
     2.1 Membership. The membership of the Company shall consist of the Common Members, the Class C Preferred Members, the Class B Preferred Members and the Class A Preferred Members.
     2.2 Formation. One or more of the Common Members previously made, signed, acknowledged and filed Articles of Organization as required by Chapter 1705 of the Ohio Revised Code to form a limited liability company. The Members hereby approve and ratify the actions taken by the Common Members in organizing the Company.
     2.3 Name of Company. The Company shall operate under the name of Performance Home Buyers, LLC.
     2.4 Principal Place of Business and Office. The principal office of the Company shall be at 4130 Linden Avenue, Dayton, Ohio 45432. The principal office and/or place of business may be changed from time to time to such other place in Ohio as the Directors shall determine.
     2.5 Business and Purpose of the Company. The purpose of the Company is to acquire, market, finance, own, sell, encumber, service, lease, operate, and maintain the Properties; and conduct any and all activities in connection therewith.

     2.6 Term of Company. The term of the Company commenced on August 21, 2000, the effective date of the Articles of Organization filed for the Company with the Ohio Secretary of State. The Company shall continue in existence thereafter in perpetuity unless earlier terminated as provided for herein.
     2.7 Agent for Service of Process. The Directors and/or one or more of the Common Members previously appointed Jeffrey S. Senney, 2700 Kettering Tower, Dayton, Ohio 45423 (“Statutory Agent”) as the Company’s agent for service of process. The Members hereby confirm and approve the appointment of the Statutory Agent.
     2.8 Investments in Property. The Company may make such investments in Property and incur such indebtedness in such manner and upon such terms as the Directors shall determine.
Article III
Capital Contributions
     3.1 Contribution by Common Members. The Common Members, hereby agree that as of the date of this Agreement, each of the Common Members owns the number of Common Units and has the Percentage Interest set forth below opposite his name:

Name of Member	Number of Units	Percentage
Peter E. Julian	300.00	30.00%
E. Randall Porter	497.50	49.75%
Mark Fitzgerald	65.00	6.50%
Wayne Hawkins	137.50	13.75%

Total	1,000.00	100.00%
     3.2 Admission of Additional Members. With the approval of the Directors and a Majority in Interest of the Common Members, a Person may acquire Common Units and become a Common Member on such terms as the Directors and a Majority in Interest of the Common Members may determine.
     3.3 Class C Preferred Members.
     (a) Admission of Class C Preferred Members. With the approval of the Directors, a Person may acquire Class C Preferred Units in the Company and become a Class C Preferred Member upon execution of a counterpart of this Agreement, execution of an Investor Statement in the form approved by the Directors, execution of a Subscription Agreement in the form approved by the Directors and payment to the Company of his, her or its full initial Capital Contribution.
     (b) Initial Capital Contribution of Class C Preferred Members. The initial Capital Contribution of each Class C Preferred Member shall be an amount equal to the Offer Price per Class C Preferred Unit multiplied by the number of Class C Preferred Units to be acquired by such Class C Preferred . The initial capital contribution may be paid pursuant to promissory notes in substantially the form attached in Exhibit “B”.

     (c) Summary of Rights/Preferences of Class C Preferred Units. Notwithstanding anything to the contrary contained herein, the rights and preferences applicable to the Class C Preferred Units shall be as set forth below in this Section 3.3(c):
          (i) Distributions. Each Class C Preferred Member shall be entitled to receive out of the Distributable Cash of the Company, a Class C Preferred Distribution with respect to each Class C Preferred Unit he, she or it owns, in an amount equal to the Class C Preferred Rate multiplied by the Class C Preferred Principal Balance, and no more, payable in cash quarterly, or at such other more frequent intervals as the Directors may from time to time determine. Class C Preferred Distributions on the Class C Preferred Units shall begin to accrue from the date of issuance of such Class C Preferred Units. Class C Preferred Distributions on all issued and outstanding Class C Preferred Units shall accrue from day to day, whether or not earned or declared. Such Class C Preferred Distributions shall be payable before any distributions shall be declared or paid upon or set apart for the Common Units, but shall be subordinate to the Class A Preferred Distributions and Class B Preferred Distributions payable to the Class A Preferred Members and Class B Preferred Members with respect to the Class A Preferred Units and Class B Preferred Units. The Class C Preferred Distributions shall be cumulative, so that if in any year or years the full Class C Preferred Distribution payable to the Class C Preferred Members with respect to the Class C Preferred Units shall not have been paid thereon or declared and set apart therefore, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of distribution, redemption or otherwise, shall be declared or paid upon, or set apart for the Common Units.
          (ii) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of this Company, each of the Class C Preferred Members shall be entitled to receive out of the assets of this Company, whether such assets are capital or surplus of any nature, an amount equal to the Class C Preferred Principal Balance for each Class C Preferred Unit he, she or it owns, and, in addition to such amount, a further amount equal to the Class C Preferred Distributions unpaid and accumulated thereon as provided in Section 3.3(c)(i) above, to the date of such Class C Preferred Distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the Common Members. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the Class C Preferred Members shall be insufficient to permit the payment to the Class C Preferred Members of the full preferential amounts to which they are entitled hereunder, then the amount available for distribution to the Class C Preferred Members shall be distributed ratably among the Class C Preferred Members. A consolidation or merger of this Company with or into any other entity or entities shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this Section.
          (iii) Redemption. This Company, at the option of the Directors, may redeem the whole at any time, or from time to time may redeem any part, of the Class C Preferred Units, by paying in cash therefor the Class C Preferred Principal Balance for each outstanding Class C Preferred Unit to be redeemed and, in addition to such amount, an amount in cash equal to all Class C Preferred Distributions on all Class C Preferred Units

unpaid and accumulated, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the “Class C Redemption Price”. In case of the redemption of a part only of the outstanding Class C Preferred Units, this Company shall designate by lot, in such manner as the Directors may determine, the Class C Preferred Units to be redeemed, or shall effect such redemptions pro rata. Less than all of the Class C Preferred Units at any time outstanding may not be redeemed until all Class C Preferred Distributions accrued and in arrears upon all Class C Preferred Units outstanding shall have been paid for all past distribution periods, and until full Class C Preferred Distributions for the then current distribution period on all Class C Preferred Units then outstanding, other than the Class C Preferred Units to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the Class C Preferred Units to be redeemed, such notice to be addressed to each such Class C Preferred Member at his or her post office address as shown by the records of this Company. On or after the date fixed for redemption and stated in such notice, each holder of Class C Preferred Units called for redemption shall execute and deliver to the Company an assignment in form satisfactory to the Directors (“Class C Assignment”), assigning the Class C Preferred Units to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Class C Redemption Price. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the Class C Assignment for such Class C Preferred Units has not been executed and delivered to the Company, the Class C Preferred Distributions with respect to the Class C Preferred Units so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the Class C Preferred Units so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the Class C Redemption Price thereof without interest upon execution and delivery of the Class C Assignment to the Company.
               (iv) Voting. The Class C Preferred Members have no voting rights and no right to participate in management of the Company.
     3.4 Class B Preferred Members.
               (a) Contribution by Class B Preferred Members. The Class B Preferred Members listed below each made an initial Capital Contribution to the Company in the amount set forth below. Each of the Class B Preferred Members owns the number of Class B Preferred Units set forth below opposite his name:

Name of Member	Number of Units	Capital Contribution
Robert P. Dillaplain	100	$200,000.00
Kenneth O. Huntingdon	100	$200,000.00

Total	200	$400,000.00
               (b) Admission of Additional Members. With the approval of the Directors and a Majority in Interest of the Common Members, a Person may acquire Class B Preferred Units and become a Class B Preferred Member on such terms as the Directors and a Majority in Interest of the Common Members may determine.
          (c) Summary of Rights/Preferences of Class B Preferred Units. Notwithstanding anything to the contrary contained herein, the rights and preferences applicable to the Class B Preferred Units shall be as set forth below in this Section 3.4(c):
               (i) Distributions. Each Class B Preferred Member shall be entitled to receive out of the Distributable Cash of the Company, a Class B Preferred Distribution with respect to each Class B Preferred Unit he, she or it owns, in an amount equal to the Class B Preferred Rate multiplied by the Class B Preferred Principal Balance, and no more, payable in cash quarterly, or at such other more frequent intervals as the Directors may from time to time determine. Class B Preferred Distributions on the Class B Preferred Units shall begin to accrue from the date of issuance of such Class B Preferred Units. Class B Preferred Distributions on all issued and outstanding Class B Preferred Units shall accrue from day to day, whether or not earned or declared. Such Class B Preferred Distributions shall be payable before any distributions shall be declared or paid upon or set apart for the Common Units, and Class C Preferred Units, but shall be subordinate to the Class A Preferred Distributions payable to the Class A Preferred Members with respect to the Class A Preferred Units. The Class B Preferred Distributions shall be cumulative, so that if in any year or years the full Class B Preferred Distribution payable to the Class B Preferred Members with respect to the Class B Preferred Units shall not have been paid thereon or declared and set apart therefore, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of distribution, redemption or otherwise, shall be declared or paid upon, or set apart for the Common Units or Class C Preferred Units.
               (ii) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of this Company, each of the Class B Preferred Members shall be entitled to receive out of the assets of this Company, whether such assets are capital or surplus of any nature, an amount equal to the Class B Preferred Principal Balance for each Class B Preferred Unit he, she or it owns, and, in addition to such amount, a further amount equal to the Class B Preferred Distributions unpaid and accumulated thereon as provided in Section 3.4(c)(i) above, to the date of such Class B Preferred Distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the Common Members or Class C Preferred Members. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the Class B Preferred Members shall be insufficient to permit the payment to the Class B Preferred Members of the full preferential amounts to which they are entitled hereunder, then the amount available for distribution to the Class B Preferred Members shall be distributed ratably among the Class B Preferred Members. A consolidation or merger of this Company with or into any other entity or entities shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this Section.
               (iii) Redemption. This Company, at the option of the Directors, may redeem the whole at any time, or from time to time may redeem any part, of the Class B Preferred Units, by paying in cash therefor the Class B Preferred Principal Balance for each outstanding Class B Preferred Unit to be redeemed and, in addition to such amount, an amount in cash equal to all

Class B Preferred Distributions on all Class B Preferred Units unpaid and accumulated, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the “ Class B Redemption Price”. In case of the redemption of a part only of the outstanding Class B Preferred Units, this Company shall designate by lot, in such manner as the Directors may determine, the Class B Preferred Units to be redeemed, or shall effect such redemptions pro rata. Less than all of the Class B Preferred Units at any time outstanding may not be redeemed until all Class B Preferred Distributions accrued and in arrears upon all Class B Preferred Units outstanding shall have been paid for all past distribution periods, and until full Class B Preferred Distributions for the then current distribution period on all Class B Preferred Units then outstanding, other than the Class B Preferred Units to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the Class B Preferred Units to be redeemed, such notice to be addressed to each such Class B Preferred Member at his or her post office address as shown by the records of this Company. On or after the date fixed for redemption and stated in such notice, each holder of Class B Preferred Units called for redemption shall execute and deliver to the Company an assignment in form satisfactory to the Directors (“ Class B Assignment”), assigning the Class B Preferred Units to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Class B Redemption Price. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the Class B Assignment for such Class B Preferred Units has not been executed and delivered to the Company, the Class B Preferred Distributions with respect to the Class B Preferred Units so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the Class B Preferred Units so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the Class B Redemption Price thereof without interest upon execution and delivery of the Class B Assignment to the Company.
               (iv) Maturity Date. The Class B Preferred Units shall be redeemed in full on or before December 31, 2006.
               (v) Voting. The Class B Preferred Members have no voting rights and no right to participate in management of the Company.
     3.5 Class A Preferred Members.
          (a) Contribution by Class A Preferred Members. The Class A Preferred Members listed on the attached Exhibit “C” each made an initial Capital Contribution to the Company in the amount set forth on said Exhibit. Each of the Class A Preferred Members owns the number of Class A Preferred Units set forth opposite his, her or, its name on said Exhibit.
          (b) Admission of Additional Members. With the approval of the Directors and a Majority in Interest of the Common Members, a Person may acquire Class A Preferred Units and become a Class A Preferred Member on such terms as the Directors and a Majority in Interest of the Common Members may determine.

     (c) Summary of Rights and Preferences of Class A Preferred Units. Notwithstanding anything to the contrary contained herein, the rights and preferences applicable to the Class A Preferred Units shall be as set forth below in this Section:
     (i) Distributions. Each Class A Preferred Member shall be entitled to receive out of the Distributable Cash of the Company, a Class A Preferred Distribution with respect to each Class A Preferred Unit he, she or it owns, at the rate of twenty percent (20%) per annum of the offer price per Class A Preferred Unit, and no more, payable in cash quarterly, or at such other more frequent intervals as the Directors may from time to time determine. Class A Preferred Distributions on the Class A Preferred Units shall begin to accrue from the date of issuance of such Class A Preferred Units. Class A Preferred Distributions on all issued and outstanding Class A Preferred Units shall accrue from day to day, whether or not earned or declared. Such Class A Preferred Distributions shall be payable before any distributions shall be declared or paid upon or set apart for the Common Units, Class C Preferred Units, or the Class B Preferred Units, and shall be cumulative, so that if in any year or years the full Class A Preferred Distribution payable to the Class A Preferred Members with respect to the Class A Preferred Units shall not have been paid thereon or declared and set apart therefore, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of distribution, redemption or otherwise, shall be declared or paid upon, or set apart for the Common Units, Class C Preferred Units, or the Class B Preferred Units.
     (ii) Liquidation. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of this Company, each of the Class A Preferred Members shall be entitled to receive out of the assets of this Company, whether such assets are capital or surplus of any nature, an amount equal to the offer price per Class A Preferred Unit for each Class A Preferred Unit he, she or it owns, and, in addition to such amount, a further amount equal to the Class A Preferred Distributions unpaid and accumulated thereon as provided in Section 3.5(c)(i) above, to the date of such Class A Preferred Distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the Common Members, Class C Preferred Units, or the Class B Preferred Members. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the Class A Preferred Members shall be insufficient to permit the payment to the Class A Preferred Members of the full preferential amounts to which they are entitled hereunder, then the amount available for distribution among the Class A Preferred Members shall be distributed ratably among the Class A Preferred Members. A consolidation or merger of this Company with or into any other entity or entities shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this Section.
     (iii) Redemption. This Company, at the option of the Directors, may redeem the whole at any time, or from time to time may redeem any part, of the Class A Preferred Units, by paying in cash therefor the offer price per Class A Preferred Unit for each outstanding Class A Preferred Unit to be redeemed and, in addition to such amount, an amount in cash equal to all Class A Preferred Distributions on all Class A Preferred Units unpaid and accumulated, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the “Redemption Price”. In case of the redemption of a part only of the outstanding Class A Preferred Units, this Company shall designate by lot, in such manner as the Directors may determine, the Class A Preferred Units to be redeemed, or shall effect such redemptions pro rata. Less than all of the Class A Preferred Units at any time outstanding may not be redeemed until all Class A Preferred Distributions accrued and in arrears upon all Class A Preferred Units outstanding shall have been paid for all past distribution periods, and until full Class A Preferred Distributions for the then current distribution period on all Class A Preferred Units then outstanding, other than the Class A Preferred Units to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least thirty (30) days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the Class A Preferred Units to be redeemed, such notice to be addressed to each such Class A Preferred Member at his or her post office address as shown by the records of this Company. On or after the date fixed for redemption and stated in such notice, each holder of Class A Preferred Units called for redemption shall execute and deliver to the Company an assignment in form satisfactory to the Directors (“Assignment”), assigning the Class A Preferred Units to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the Assignment for such Class A Preferred Units has not been executed and delivered to the Company, the Class A Preferred Distributions with respect to the Class A Preferred Units so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the Class A Preferred Units so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the Redemption Price thereof without interest upon execution and delivery of the Assignment to the Company.
     (iv) Voting. The Class A Preferred Members have no voting rights and no right to participate in management of the Company.
     3.6 Additional Contributions or Loans. Other than as provided in Section 3.1, 3.2, 3.3, 3.4 or 3.5 hereof, no Member shall be obligated to make any contributions or loans to the Company, to act as a guarantor, endorser or maker of any indebtedness of the Company or to permit such Member’s personal assets to be used as collateral for any indebtedness of the Company, unless such Member shall agree thereto in writing.
     3.7 No Return of Capital Contribution. No Member shall be entitled to demand or receive the return of his, her or its Capital Contribution.

Article IV
Capital Accounts
     4.1 Determination of Capital Accounts.
          (a) A “Capital Account” shall be established for each Member and shall be maintained as necessary to comply with the maintenance of capital account provisions in Income Tax
Regulations Section 1.704-1(b) (2) (iv). For example, each Member’s Capital Account shall be increased by the amount of such Member’s:
     (1) contributions of money to the Company (including, without limitation, liabilities of the Company directly assumed by such Member);
     (2) property contributions to the Company to the extent of the fair market value of such property (net of liabilities assumed by the Company and liabilities to which such contributed property is subject); and
     (3) distributive share of Company net income;
and shall be decreased by the amount of such Member’s:
     (1) distributions of money from the Company (including, without limitation, individual liabilities of such Member directly assumed by the Company);
     (2) property distributions from the Company to the extent of the fair market value of the property (net of liabilities assumed by such Member and liabilities to which such distributed property is subject);
     (3) distributive share of Company net loss; and
     (4) distributive share of expenditures of the Company described in Section 705(a)(2)(B) of the Internal Revenue Code.
          (b) Prior to a distribution of property by the Company to any Member, the fair market value of such property shall be determined and the Capital Accounts of the Members first shall be adjusted to reflect the manner in which the unrealized income, gain, loss, deduction and credit inherent in such property (that has not previously been reflected in the Capital Accounts) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property on the date of distribution.
          (c) In the event any interest in the Company is transferred, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account is related to the transferred interest.
          (d) The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Income Tax Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Members may make such modification provided that it is not likely to have a material effect on the amounts distributable to any Member under this Agreement.

     4.2 Capital Account Restoration Obligations. No Member shall be obligated to restore any deficit Capital Account balance.
Article V
Allocations
     5.1 Profits and Losses.
          (a) Profits. Profits shall be allocated among the Members as follows:
               (i) First, to each of the Class A Preferred Members to the extent of Class A Preferred Distributions received during such year in an amount equal to the amount of Class A Preferred Distributions received by such Class A Preferred Member during such year. To the extent the profits of the Company for a particular year are less than the amount of the Class A Preferred Distributions received by the Class A Preferred Members during such year, the profits shall be allocated ratably among the Class A Preferred Members.
               (ii) Second, to each of the Class B Preferred Members to the extent of Class B Preferred Distributions received during such year in an amount equal to the amount of Class B Preferred Distributions received by such Class B Preferred Member during such year. To the extent the profits of the Company for a particular year are less than the total of the Class A Preferred Distributions and the Class B Preferred Distributions received by the Class A Preferred Members and the Class B Preferred Members during such the year, the amount of profits allocated to the Class B Preferred Members as a class for such year shall be allocated ratably among the Class B Preferred Members.
               (iii) Third, to each of the Class C Preferred Members to the extent of Class C Preferred Distributions received during such year in an amount equal to the amount of Class C Preferred Distributions received by such Class C Preferred Member during such year. To the extent the profits of the Company for a particular year are less than the total of the Class A Preferred Distributions and the Class B Preferred Distributions received by the Class A Preferred Members and the Class B Preferred Members during such the year, the amount of profits allocated to the Class C Preferred Members as a class for such year shall be allocated ratably among the Class C Preferred Members.
               (iv) Fourth, to the Common Members in accordance with the Common Members’ respective Percentage Interests.
          (b) Losses. Losses shall be allocated among the Common Members in accordance with the Common Members’ respective Percentage Interests.
          (c) Disposition of Units. In the event a Member sells or otherwise disposes of his Units in the Company during a particular Tax Year, profits and losses with respect to such Tax Year, shall be allocated among the persons who were holders of such Units during such year, in proportion to the number of days that each such holder was recognized as the owner on the records of the Company of such Units during such full year, without regard to the results of Company operations for the period of the year that the Units were actually held by the person selling or otherwise disposing of the Units, and without regard to the date, amount, or recipient of any distribution which may have been made with respect to such Units for the year of sale or other disposition.
          (d) Determination of Profits and Losses. Profits and losses shall be determined in accordance with the accounting methods followed by the Company for federal income tax purposes.
     5.2 Tax Allocation Provisions. The tax allocation provisions set forth in Exhibit “D” attached hereto are part of this Agreement.
Article VI
Distributions of Cash and Assets
     6.1 Cash Distributions. Distributable Cash shall be distributed among the Members on a quarterly basis as follows:
          (a) First, to the Class A Preferred Members to pay the Class A Preferred Members the full amount of the Class A Preferred Distribution accrued through the end of such quarter.
          (b) Second, to the Class B Preferred Members to pay the Class B Preferred Members the full amount of the Class B Preferred Distribution accrued through the end of such quarter.
          (c) Third, to the Class C Preferred Members to pay the Class C Preferred Members the full amount of the Class C Preferred Distribution accrued through the end of such quarter.
          (d) Fourth to the Common Members based on each Common Member’s respective Percentage Interests.
     6.2 In Kind Distributions. If it is ever necessary or desirable, in the Directors’ discretion, to distribute assets of the Company, other than cash, to the Common Members, such assets shall be distributed to the Common Members so that each Member shall receive an undivided interest in such asset(s) in the same proportion as his or her respective Percentage Interest. The market value of the assets distributed in kind shall be such value as is determined by the Directors.

Article VII
Interest
     7.1 No Interest on Capital Contributions. No interest shall be paid on Capital Contributions to the Company.
     7.2 Loans By Members. Any of the Members may, but are not obligated to, lend to the Company, such funds, for such periods of time, on such terms as the lending Member and the Directors may agree.
Article VIII
Management
     8.1 Meetings of Common Members. Meetings of the Common Members shall be held in accordance with the By-Laws.
     8.2 Voting Rights of Common Members. Each Common Member shall have a voice and vote with respect to all matters properly coming before the Common Members for a vote. Each Common Member shall have voting rights in proportion to the Common Member=s Percentage Interest. The affirmative vote of a Majority in Interest of the Common Members shall be required for all matters and decisions by the Common Members. In the event any matter coming before the Common Members is evenly split so that a deadlock results, then such matter shall be decided by arbitration. The arbitrators shall be appointed and such arbitration shall be conducted in Montgomery County, Ohio in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered shall be final and binding upon all Members and may be entered in any court having jurisdiction thereof. The expense of arbitration shall be borne by the Company.
     8.3 Appointment of Directors. There shall be a total of six (6) Directors to govern the Company in accordance with the By-Laws. The Common Members shall appoint five (5) Directors and, in accordance with Article XVI herein, James Deuer shall appoint one (1) Director. James Deuer hereby appoints himself as Director. The Common Members hereby appoint the following five (5) persons as the other Directors:

E. Randall Porter	Peter E. Julian	Paul Quolke
Mark Fitzgerald	Wayne Hawkins
     8.4 Meetings and Duties of Directors. Meetings of the Directors shall be held in accordance with the By-laws. The Directors shall (i) establish and oversee strategic direction and operation of the Company; (ii) establish compensation for Officers; and (iii) perform such other duties as set forth herein or in the By-Laws.
     8.5 Appointment of Officers. The Directors shall appoint a President, Chief Executive Officer, Chief Operating Officer, Secretary and Treasurer to manage the day-to-day operations of the Company in accordance with the By-Laws. The initial Officers shall be as follows:

President	E. Randall Porter
Chief Executive Officer	Peter E. Julian
Chief Operating Officer	Wayne Hawkins
Chief Financial Officer	Paul Quolke
Secretary	Paul Quolke
Treasurer	Paul Quolke

     8.6 Executive Committee. The Directors shall elect an Executive Committee which shall consist of three (3) members, each of whom shall be voting members of the Executive Committee. The members of the Executive Committee shall be the President, Chief Executive Officer and Chief Operating Officer.
     8.7 Duties of Executive Committee. The Executive Committee shall meet at least monthly and shall be responsible for (i) establishing strategic direction for the Company; (ii) monitoring the progress of the Company toward its goals; (iii) evaluating management objectives; (iv) evaluating personnel; and (v) recommending changes regarding the Company to the Directors for consideration.
     8.8 Audit Committee. The Directors shall elect an Audit Committee which shall consist of three (3) members, each of whom shall be voting members of the Audit Committee. The members of the Audit Committee shall be the President, Chief Executive Officer and Chief Operating Officer.
     8.9 Duties of Audit Committee. The Audit Committee shall meet at least quarterly and shall be responsible for (i) reviewing financial statements of the Company and ensuring said statements are in compliance with accounting and auditing rules and regulations; and (ii) recommending improvements in financial statement presentation.
     8.10 Liability and Indemnification.
          (a) Liability to Company. No Officer, Director or member of the Executive Committee or Audit Committee shall be liable, responsible or accountable in damages or otherwise to the Company or any shareholder for any actions taken or failure to act on behalf of the Company within the scope of authority conferred on them by this Agreement or by law if such Officer, Director or member of the Executive Committee or Audit Committee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company unless such action or omission was performed or omitted with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company.
          (b) Indemnification Claims by Company. The Company shall indemnify and hold harmless each Officer, Director and member of the Executive Committee and Audit Committee from any cost, loss or expense suffered by such Officer, Director or member of the Executive Committee or Audit Committee as a result of any action, claim or suit brought by or on behalf of the Company because of actions taken or failure to act on behalf of the Company within the scope of authority conferred on him or her by this Agreement or by law if such Officer, Director or member of the Executive Committee or Audit Committee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, unless such Officer, Director or member of the Executive Committee or Audit Committee was adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company.

          (c) Indemnification Claims by Other Parties. The Company shall indemnify and hold harmless the Officers, Directors and members of the Executive Committee and Audit Committee from any cost, loss or expense suffered by such Officer, Director or member of the Executive Committee or Audit Committee as a result of any actions taken or failure to act on behalf of the Company within the scope of authority conferred on him or her by this Agreement or by law if such Officer, Director or member of the Executive Committee or Audit Committee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and in connection with any criminal action, he or she had no reasonable cause to believe his or her conduct was unlawful.
          (d) Statutory Limitation. The provisions of this Section 8.10 are subject to the provisions of Ohio Revised Code Sections 1705.29 and 1705.32. To the extent of any inconsistency between the provisions of this Section 8.10 and the provisions of Ohio Revised Code Sections 1705.29 and 1705.32, the provisions of such Ohio Revised Code Sections shall govern.
     8.11 Class A Preferred Members shall have no voting rights or rights to participate in management of the Company.
     8.12 Class B Preferred Members and Class C Preferred Members shall have no voting rights or rights to participate in the management of the Company.
     8.13 Reimbursement of Expense. The Company shall reimburse the Directors for all “out-of-pocket” ordinary and necessary costs and expenses he incurs in connection with the formation, operation and management of the Company; including, but not limited to, accounting, consulting and legal fees.
     8.14 Fiduciary Responsibility. The Directors and Officers shall have fiduciary responsibility for safekeeping and use of all funds and assets of the Company and the Directors and Officers shall not employ or permit another to use such funds or assets except for the exclusive benefit of the Company.
     8.15 Transactions with Related Parties. Any Member or any Affiliate of a Member may be engaged or employed by the Company to render or perform services for the Company or sell property of any kind or description to the Company, or otherwise engage in transactions with the Company. Such engagements, employments or other transactions cannot be invalidated so long as the prices, fees, or other compensation paid to such Persons are reasonable and on an arms-length basis.
     8.16 Borrowings. The Company shall incur no debt for money borrowed as a result of which any Member shall become personally liable without the consent of the Member so to become liable. Except for the limitations in the preceding sentence of this Section, the Company may borrow money and secure such borrowing by mortgage or other security interest in any or all of the Property on such terms and conditions as the Directors shall decide.

     8.17 Bank Accounts. All funds of the Company shall be deposited in its name in an account or accounts as shall be decided by the Directors. All withdrawals therefrom shall be made by checks signed by such persons(s) as the Directors shall decide.
     8.18 Books and Records.
          (a) The Company books and records shall be maintained at such place as the Directors shall decide, and Members shall be entitled to copies thereof upon payment of reasonable charges there for and shall have access thereto upon reasonable notice during regular business hours.
          (b) The books shall be kept on the accrual method of accounting in accord with generally accepted accounting practices and principles. The fiscal year of the Company shall be the calendar year.
     8.19 Annual Reports. The Company shall employ a firm of certified public accountants who shall review the books of the Company at the end of each Tax Year. Within ninety (90) days after the end of each Tax Year or as soon thereafter as is reasonably practical, the Company shall provide to each Member a copy of the Company’s annual financial statements, including an income statement and balance sheet. In addition, as soon as reasonably practical after the end of each Tax Year, the Company shall provide to each Member a Schedule K-1 reflecting distributions of cash and other assets to the Member, the Member’s capital account balance and the Member’s distributive share of income, gain, loss, deduction and credit for federal income tax purposes with respect to such Tax Year.
     8.20 Tax Year. The Company shall have a Tax Year ending December 31st.
     8.21 Tax Elections. The Directors may make or revoke the election referred to in Section 754 of the Internal Revenue Code, as amended, or any similar provision enacted in lieu thereof. Each of the Members will, upon request, supply the information necessary to give proper effect to such an election, if made. All other elections required or permitted to be made by the Company under federal or any other tax laws may be made, and once made may be revoked, at the discretion of the Directors. With respect to any Member whose interest in the Company has been affected by an election pursuant to Internal Revenue Code Sections 754 or 732(d), appropriate adjustments shall be made with respect to the determination of profits, losses, distributions and Capital Accounts as provided in Sections 732, 734, and 743 of the Internal Revenue Code and in Income Tax Regulation Section 1.704-1 (b) (2) (iv) (m).
     8.22 Tax Matters Partner. Peter E. Julian is hereby specifically designated as the “Tax Matters Partner” of the Company for purposes of Section 6221 et seq. of the Internal Revenue Code, provided, however, that such Tax Matters Partner shall not make or revoke any elections except in accordance with Section 8.21hereof.

Article IX
Legal Instruments
     9.1 Authorized Signatures. All deeds, leases, mortgages certificates and other instruments pertaining to the Property, and other documents required to be signed on behalf of the Company, may be signed by any two (2) Officers.
     9.2 Reliance of Third Parties. Third parties dealing with the Company in a bona fide arms length transaction may act in reliance on the representations of an Officer, and need not inquire into the power or authority of such Officer to act for the Company, provided that any such representation is in writing signed by the Officer.
     9.3 Authority to Act. No Member shall on behalf of the Company endorse any note, or otherwise become surety for any person, or act as an accommodation party for any third party, without the consent of the Directors. No Member without the consent of the Directors shall, on behalf of the Company, borrow or lend money, or make, deliver, or accept any commercial paper, or execute any mortgage, security agreement, bond, or lease, or purchase or contract to purchase, or sell or contract to sell the Property for or on behalf of the Company.
Article X
Other Ventures
     Any Member and any Affiliate of a Member may engage in any other business ventures, of every nature and description, independently or with others, and neither the Company nor the Members shall have any rights in or to such independent ventures or the income or profits derived therefrom.
Article XI
Buy/sell Agreement
     11.1 Restrictions on Transfer. The sale, assignment, transfer, pledge, encumbrance or other disposition of a Unit or any part thereof (“Transfer”) by a Member, Assignee (as defined in Section 11.6 hereof) or Successor in Interest (as defined in Section 11.5 hereof) is prohibited unless: (a) the Company causes such Unit to be registered under the Securities Act of 1933, as amended, or counsel satisfactory to the Directors has rendered to the Company an opinion that an exemption from registration is available and that such Transfer will not otherwise violate federal or state securities law; (2) the Transfer is permitted under the terms of this Agreement; and (3) the Member desiring to Transfer such Unit has first delivered a written offer to sell such Unit to the Company on the terms set forth in Section 11.2 below (the “Offer”). Notwithstanding anything to the contrary contained herein, a Member may transfer any or all of the Units he or she owns in blocks of five (5) Units or more by gift or bequest for no consideration to any Person.
     11.2 Offer to Sell to Company. The Offer shall give the Company the first right to purchase the Units upon the terms of the proposed Transfer for a period of thirty (30) days. If the Offer is accepted by Company, the Directors shall designate a place of closing in Montgomery County, Ohio, and a time of closing not less than fifteen (15) days nor more than thirty (30) days after the last date the Company could have elected to accept the Offer. The purchase price shall be paid in accordance with the terms of the proposed Transfer, and the Units shall be transferred by appropriate written instruments.

     11.3 Offer Not Accepted. Subject to the provisions of Section 11.6 hereof, if Company does not accept the Offer to purchase the offered Units, the offering Member may, upon written notice to the Company, Transfer the Units in blocks of five (5) Units or more to any Person other than a Person under the age of eighteen (18) years or a person having been previously declared insane, incompetent, or bankrupt; provided, however, that such Transfer must be made upon the same terms offered to the Company, and such Transfer must take place no later than thirty (30) days after expiration of the Company’s right to accept the Offer. If the offering Member does not so Transfer the Unit, all of the restrictions set forth in this Article XI shall again apply to the offering Member.
     11.4 Deferred Effectiveness of Transfer. Notwithstanding any provisions in this Article XI to the contrary, if necessary to avoid a termination of the Company for federal income tax purposes, the effectiveness of any Transfer of Units by a Member will be deferred if it would result in fifty percent (50%) or more of the total interests in Company capital and profits having been transferred for purposes of Section 708 of the Internal Revenue Code within a twelve (12) month period. The Member proposing to Transfer the Units will be notified in such event and any deferred Transfers will be effected (in chronological order to the extent practicable) as soon as practicable after such Transfers can be effected without a termination of the Company for tax purposes. In the event Transfers are suspended for the foregoing reason, the Company will give written notice of such suspension as soon as practicable to all Members.
     11.5 Successors to Members. The Company shall not terminate or dissolve upon the death, insanity, incompetency, or bankruptcy of a Member. If a Member should die or be declared insane, incompetent, or bankrupt, he shall cease to be a Member and his Successor in Interest (as hereinafter defined) shall immediately succeed to the interest of the former Member in the profits, losses, and distributable cash of the Company. A Member’s “Successor in Interest” shall be the Person or Persons that the Member shall have designated in a notice to the Company by completing and delivering to the Company a notice in the form prescribed by the Company. Absent such a designation, or if the Person designated is not then living, renounces or disclaims such Units or for any other reason is unable to succeed to the Units, the Successor in Interest shall be the executor or administrator of the deceased Member’s estate, the guardian of an insane or incompetent Member’s estate, or the trustee in bankruptcy of a bankrupt Member’s estate, who shall hold or distribute such Units in accordance with applicable fiduciary law.
     11.6 Substitute Member. No assignee of a Member’s Units (“Assignee”) or Successor in Interest shall become a Substitute Member except in accordance with this Section. An Assignee or Successor in Interest shall be admitted as a Substitute Member only upon compliance with all of the following conditions:
          (a) The Assignee or Successor in Interest shall deliver to the Company an executed counterpart of the instrument of transfer or assignment, which shall be satisfactory in substance and form to the Directors.
          (b) The Assignee or Successor in Interest and his or her assignor or predecessor in interest shall execute and acknowledge such instruments as the Directors may deem necessary or desirable to effect such admission.

          (c) The Assignee or Successor in Interest shall pro tanto assume in writing all of the obligations of his, her or its assignor or predecessor in interest under and pursuant to this Agreement
     11.7 Rights/Obligations of Assignee or Successor in Interest. A Successor in Interest or Assignee shall be subject to all of the restrictions specified in this Article XI applicable to a Member’s Units. If a Successor in Interest or Assignee does not become a Substitute Member in accordance with Section 11.6 hereof, the Successor in Interest or Assignee shall be allocated a pro rata share of the Company’s net profits and losses in accordance with Article V hereof, and be entitled to receive all sums payable with respect to such Units in accordance with Article VI hereof, but shall have no voting or other membership rights. The Successor in Interest or Assignee of a deceased former Member shall be deemed to be the recipient, for federal income tax purposes, of the deceased former Member’s share of the net profits and losses of the Company for the taxable year during which the deceased former Member died.
     11.8 Liability and Release. Upon acceptance of a Successor in Interest or Assignee as a Member in accordance with Section 11.6 hereof, the transferor shall be pro tanto released from all obligations hereunder accruing after the effective date of the transfer.
     11.9 No Withdrawal of Members. The withdrawal of a Member shall not cause the dissolution of the Company and no Member has the right to demand the fair value of his or her Units upon withdrawal, except to the extent and in the manner expressly provided in this Article XI.
     11.10 Execution of Documents. If the Company, the other Members, a Successor in Interest or Assignee acquire the Units of a Member, the Member, the Company, the other Members, the Successor in Interest and/or the Assignee, as the case may be, shall execute such documents, certificates, and conveyances as may be required or appropriate to evidence the change in ownership of the Units.
     11.11 Waiver of ORC Chapter 1779. The provisions of this Agreement providing for the disposition of the interest of a deceased Member are in lieu of the provisions of the Ohio Revised Code concerning the duties and rights of surviving Members (Ohio Revised Code Chapter 1779), and inventory and appraisement and sale, including the bond to be given by the surviving Members to assure the payment of the debts of the Company, and all of the said provisions are hereby dispensed with.
     11.12 Restrictions Applicable to Common Members. Should there be a separate agreement entered into between the Common Members holding at least a majority in interest of the Common Units concerning the purchase, redemption or transfer of the Common Units, then to the extent of any inconsistency between the terms of such agreement and the provisions of this Article XI, the terms of such agreement shall control.

Article XII
Termination and Dissolution
     Upon cessation of substantially all of the Company’s business or sale of substantially all of the Property, the Company shall terminate, and the Members shall proceed with reasonable promptness to liquidate the Company.
Article XIII
Binding Effect and Notices
     13.1 Binding Effect. All of the terms, covenants and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; provided, however, that any transfer of any interest herein in violation of any of the provisions hereof, shall confer no rights upon the transferees.
     13.2 Notices. Except where expressly provided otherwise in this Agreement, whenever it is provided in this Agreement that notice, demand, request or other communication shall be given to or served upon any of the Members by another, any such notice, demand, request or communication shall be in writing and personally delivered or sent by certified or registered mail, return receipt requested, addressed to the Member at the last known address of the Member as shown on the Company’s records or to such other place or attention as any Member shall specify by notice. Such demand, notice, request or communication shall be effective for the purpose hereof only when and if so personally delivered or mailed, as the case may be.
     13.3 Counterparts. This Agreement may be signed in multiple counterparts, each of which when taken together shall constitute one and the same agreement.
     13.4 Governing Law. This Agreement shall be governed by and construed in accordance with Ohio law. The Members and all parties hereto hereby agree to venue and jurisdiction of any dispute hereunder in Montgomery County, Ohio.
Article XIV
Liquidation and Distribution
     14.1 Liquidation of Company. In the event of a dissolution of the Company, the Members shall wind up the affairs of the Company and the liabilities of the Company shall be paid in the order provided in Section 14.2. The Property and other Company assets may be sold, if a reasonable price may be obtained therefore, and the proceeds thereof as well as all other cash and properties of the Company shall be distributed in the order provided in Section 14.2.
     14.2 Order of Payments and Distributions. In the event of dissolution of the Company, the liabilities of the Company shall be paid, and the remaining cash and other properties of the Company shall be distributed in the following order:
          (a) All of the Company’s debt and liabilities to creditors, other than Members, shall be paid and discharged;
          (b) All of the accrued and unpaid Class A Preferred Distributions to Class A Preferred Members shall be paid;

          (c) The Principal Balance per Class A Preferred Unit shall be paid to each holder of an outstanding Class A Preferred Unit;
          (d) All of the accrued and unpaid Class B Preferred Distributions to Class B Preferred Members shall be paid;
          (e) The Class B Preferred Principal Balance shall be paid to each holder of an outstanding Class B Preferred Unit.
          (f) All of the accrued and unpaid Class C Preferred Distributions to Class C Preferred Members shall be paid;
          (g) The Class C Preferred Principal Balance shall be paid to each holder of an outstanding Class C Preferred Unit.
          (h) All of the Company’s debts and liabilities to Members shall be paid and discharged; and
          (i) The remaining assets shall thereupon be distributed to the Common Members in the same proportion as the Percentage Interest of each Common Member bears to the Percentage Interest of all Common Members.
          (j) Distribution of assets to Common Members may be in cash or in kind on any reasonable basis as determined by the Directors.
Article XV
Amendments
     This Agreement may be amended at any time by unanimous written consent of the Directors and a Majority in Interest of the Common Members. Notwithstanding anything to the contrary contained herein, no amendment to the Agreement which adversely affects the holders of the Class A Preferred Units may be made without the consent of a “Majority in Interest of the Class A Preferred Members”. For this purpose, “Majority in Interest of the Class A Preferred Members” means Class A Preferred Members owning in the aggregate more than fifty percent (50%) of the Class A Preferred Units. Notwithstanding anything to the contrary contained herein, no amendment to the Agreement which adversely affects the holders of the Class B Preferred Units may be made without the consent of a “Majority in Interest of the Class B Preferred Members”. For this purpose, “Majority in Interest of the Class B Preferred Members” means Class B Preferred Members owning in the aggregate more than fifty percent (50%) of the Class B Preferred Units. Notwithstanding anything to the contrary contained herein, no amendment to the Agreement which adversely affects the holders of the Class C Preferred Units may be made without the consent of a “Majority in Interest of the Class C Preferred Members”. For this purpose, “Majority in Interest of the Class C Preferred Members” means Class C Preferred Members owning in the aggregate more than fifty percent (50%) of the Class C Preferred Units.

ARTICLE XVI
MISCELLANEOUS
     So long as the Company has not been dissolved, James Deuer or his permitted assign: (i) shall be entitled to appoint a member of the Board of Directors of the Company; (ii) in the event the Company wishes to make a distribution with respect to any Common Units, shall be entitled to receive, as additional interest, an amount equal to four percent (4%) of the distribution to be made to the holders of the Common Units coincident with or prior to the Company making any distribution to the holders of the Common Units; and (iii) upon the occurrence of a sale or liquidation of the Company, to the extent there are any proceeds or assets available for distribution with respect to the Common Units, shall be entitled to receive out of such proceeds or assets, as additional interest, an amount equal to four percent (4%) of the amount available for distribution to holders of Common Units, prior to such distribution being made to the holders of such Common Units.
     In Witness Whereof, the parties hereto have executed this Agreement effective on the date set forth at the beginning hereof.
COMMON MEMBERS:

/s/ E. Randall Porter	/s/ Peter E. Julian
E. Randall Porter	Peter E. Julian

/s/ Mark Fitzgerald	/s/ Wayne Hawkins

Mark Fitzgerald	Wayne Hawkins

280873

EXHIBIT A
BYLAWS
ARTICLE I
MEETINGS OF COMMON MEMBERS
     Section 1. Meetings. Meetings of the Common Members for any purpose or purposes unless otherwise prescribed by law or the Articles of Organization or Operating Agreement of the Company, may be called by the President or by the Board of Directors (either by written instrument signed by a majority or by resolution adopted by a vote of the majority), and meetings shall be called by the Secretary whenever a Majority in Interest of the Common Members so elect in writing.
     Section 2. Place of Meetings. Meetings of the Common Members shall be held at the principal offices of this Company, unless the Board of Directors decide that a meeting shall be held at some other place within or without the State of Ohio and the notices so state.
     Section 3. Notice of Meetings. Unless waived, a written, printed, or typewritten notice of each meeting, stating the day, hour, and place, and purpose or purposes thereof, shall be served upon or mailed to each Common Member of record entitled to vote or entitled to notice, at least two (2) days before any such meeting. All notices with respect to any Units of record in the names of two or more persons may be given to whichever of such persons is named first on the books of the Company, and notice so given shall be effective as to all the holders of record of such Units.
     Notice of the time, place, and purpose of any meeting of Common Members may be dispensed with if every Common Member entitled to vote at such meeting shall attend either in person or by proxy, or if every absent Common Member entitled to such notice, shall in writing, filed with the records of the meeting, either before or after the holding of the meetings, waive such notice.
     Section 4. Quorum and Adjournment. A Majority in Interest of the Common Members entitled to vote at any meeting of Common Members, present in person or by proxy, shall constitute a quorum at such meetings. If a quorum is not present at a meeting of the Common Members, those Common Members present in person or by proxy and entitled to vote at the meeting shall have the power to adjourn the meeting without notice other than announcement at the meeting of the place, date and hour of the adjourned meeting. At an adjourned meeting at which a quorum is present in person or by proxy, the Company may transact any business which might have been transacted at the original meeting.
     Section 5. Proxies. Any Common Member of record who is entitled to attend or vote at a Meeting of the Common Members, or to assent or give consents in writing, shall be entitled to be represented or vote in such meeting, or to assent or give consents in writing, as the case may be, or to exercise any other right by proxy or proxies, appointed by an instrument in writing, signed by such Common Member or his or her duly authorized attorney, which need not be sealed, witnessed or acknowledged. A telegram, cablegram, wireless message, appearing to have been transmitted by a Common Member or his or her duly authorized attorney, or a reproduction of a writing, appointing a proxy or proxies, shall be a sufficient writing.

     Section 6. Voting. At any meeting of Common Members when a quorum is present each Common Member shall be entitled to one (1) vote in person or by proxy for each Unit registered in his or her name on the books of the Company on the date set by the Board of Directors for the determination of Common Members entitled to vote at such meeting, or if no such record date shall have been fixed, then as of the day next preceding the day on which the meeting is held.
     Section 7. Action Without Meeting. Any action which may be taken at any meeting of Common Members may be taken without a meeting if authorized by a writing signed by all of the Common Members who would be entitled to notice of a meeting for such purpose. Such writing or writings shall be filed with or entered upon the records of the Company.
ARTICLE II
UNITS
     Section 1. Certificates. No certificates evidencing the ownership of Units of the Company shall be required to be issued. If the Common Members desire to issue certificates, then certificates may be issued, and if issued shall be signed by any one of the Officers.
     Section 2. Transfers. Subject to any applicable restrictions contained in the Articles of Organization, the Operating Agreement or By-Laws of the Company, or any other restriction appearing on the certificate, the Units may be transferred on the books of the Company by the holder of such Units in person or by the holder’s lawfully appointed attorney-in-fact upon surrender for cancellation of certificates for the same number of Units, and a written assignment and power of transfer. The Company shall be entitled to treat the holder of record of any Unit or Units as the holder in fact, and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such Unit or Units on the part of any other Person.
     Section 3. Transfer Agent. The Board of Directors may, from time to time, appoint such transfer agents or registrars of Units as it shall deem advisable, and may define their powers and duties.
     Section 4. Closing of Transfer Books and Record Dates. The Board of Directors may, in its discretion, prescribe in advance a period not exceeding thirty (30) days prior to the date of any meeting of the Common Members or prior to the last day on which the consent or dissent of the Common Members may be expressed for any purpose without a meeting, during which no transfer of Units on the books of the Company may be made; or in lieu thereof may fix in advance a time not more than thirty (30) days prior to the date of any meeting of Common Members or prior to the last day on which the consent or dissent of Common Members may be expressed for any purpose without a meeting, at the time of which Common Members entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined; and all Persons who were Common Members of record at such time and no others shall be entitled to notice of and to vote at such meeting notwithstanding any transfer of Units on the books of the Company after any record date fixed as provided above.

ARTICLE III
DIRECTORS
     Section 1. Number. The number of Directors may be fixed or changed by resolution of the Common Members at any meeting of the Common Members. If the number of Directors is decreased, no reduction shall have the effect of removing any Director prior to the expiration of that Director’s term of office.
     Section 2. Election and Term. Except as provided in Article XVI of the Operating Agreement, Members of the Board of Directors shall be elected by the Common Members, and may thereafter be elected or removed at a meeting called and held for that purpose. Such election shall be by ballot whenever requested by any Common Member entitled to vote at such election; but, unless such a request is made, the election may be conducted in any manner approved at such meeting.
     Directors shall hold office until a meeting of Common Members is called to elect directors, and shall continue in office until their respective successors have been duly elected and qualified, or until the Director’s earlier resignation, removal from office or death.
     Section 3. Vacancies. If any vacancy shall occur among the Directors, or if the number of Directors shall at any time be increased, the Directors in office, although less than a quorum, by majority vote may fill the vacancy, or such vacancies or newly created directorships may be filled by the Common Members at any meeting. Such Directors elected to fill vacancies shall serve until the next election of Directors and until their successors are elected and qualified.
     Section 4. Meetings. Meetings of the Board of Directors shall be held at the principal office of the Company or at such place within or without the State of Ohio as may from time to time be fixed by resolution of the Board of Directors or by the President or as may be specified in the notice or waiver of notice of any meeting. Meetings may be held at any time upon the call of the President or the Secretary or any two (2) of the Directors in office by oral, telegraphic or written notice duly served or sent or mailed to each Director not less than two (2) days before such meeting. Meetings may be held at any time and place without notice if all the Directors are present, or if those not present shall in writing or by telegram or cable waive notice of such meeting. A meeting of the Board of Directors may be held without notice immediately following a meeting of Common Members at the place where such meeting is held. On any issue before the Board of Directors for a vote, each Director shall be entitled to one (1) vote.
     Section 5. Quorum and Adjournment. A majority of the whole authorized Common Members of the Board of Directors shall constitute a quorum for the transaction of business, provided that whenever less than a quorum is present at the time and place appointed for the meeting, a majority of those present may adjourn the meeting from time to time, without notice other than announcement at the meeting.
     Section 6. Compensation. Directors, as such, shall not receive any salary for their services, but may be granted options to acquire Units or receive other compensation as determined by a Majority in interest of the Common Members. Notwithstanding anything to the contrary, a

Director may be employed by the Company as an officer, employee or otherwise, and may be compensated therefor.
     Section 7. Rules for Governance. For the government of its actions, the Board of Directors may adopt rules consistent with the Articles of Organization, the Operating Agreement and these By-Laws.
     Section 8. Action Without Meeting. Any action which may be taken at a meeting of Directors may be taken without a meeting if authorized by a writing signed by all of the Directors who would be entitled to a notice of a meeting for such purpose.
ARTICLE IV
OFFICERS
     Section 1. General Provisions. The Board of Directors shall elect a President, Chief Executive Officer, Chief Operating Officer, such number of Vice Presidents as the Board may from time to time determine, a Secretary and Treasurer. The Board of Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine to be necessary or beneficial. The President shall be, but the other officers need not be, chosen from among the Common Members of the Board of Directors. Any two (2) or more of such offices, other than that of President and Vice President, or Secretary and Assistant Secretary, or Treasurer and Assistant Treasurer, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity.
     Section 2. Term of Office. Unless sooner removed by the Board of Directors, resignation or death, the Officers of the Company shall hold office until their successors are elected and qualified. The Board of Directors may remove any Officer at any time, with or without cause, by a majority vote. If any office shall become vacant, for any reason, the Board of Directors shall elect a successor to fill such office.
ARTICLE V
DUTIES OF OFFICERS
     Section 1. President. The President shall exercise supervision over the business of the Company and over its several officers; subject, however, to the control of the Board of Directors. The President shall preside at all meetings of Common Members and shall also preside at all meetings of the Board of Directors. The President shall have authority to sign all certificates for Units and all deeds, mortgages, bonds, contracts, notes, and other instruments requiring the President’s signature, and shall have all the powers and duties prescribed by the law, and such others as the Board of Directors may from time to time assign to said office.
     Section 2. Chief Executive Officer. The Chief Executive Officer shall be responsible for strategic direction of the Company. Overall responsibility to Board of Directors for all subordinate officer accomplishments and areas of responsibility. The Chief Executive Officer shall be the final decision-maker with respect to completion of properties and suitability for refinance. The Chief

Executive Officer shall give approval authority for Land Contract purchasers, sign for Company debts and Company checks.
     Section 3. Chief Operating Officer. The Chief Operating Officer shall be responsible for the management of accounting, office management, rehab, sales and counseling functions. The Chief Operating Officer shall have approval authority for land contract purchasers. The Chief Operating Officer shall preside at weekly sales and rehab meetings as well as credit review committees meetings. The Chief Operating Officer shall report to the President and Chief Executive Officer.
     Section 4. Vice Presidents. The Vice Presidents shall perform such duties as are conferred upon them by the Board of Directors or the President. At the request of the President, or in the President’s absence or disability, the Vice President designated by the President (or in the absence of such designation, the Vice President designated by the Board) shall perform all duties of the President, and when so acting, shall have all powers of the President. The authority of Vice Presidents to sign in the name of the Company all certificates for Units and authorized deeds, mortgages, bonds, contracts, notes and other instruments shall be coordinated with like authority of the President.
     Section 5. Secretary. The Secretary shall attend all meetings and keep minutes of all the proceedings of the Common Members and Board of Directors, and shall make proper record of such minutes, which shall be attested by the Secretary, sign all deeds, mortgages, bonds, contracts, notes and other instruments executed by the Company requiring the Secretary’s signature, give notice of meetings of Common Members and Board of Directors; produce on request at each meeting of Common Members for the election of Directors a certified list of Common Members arranged in alphabetical order; keep such books as may be required by the Board of Directors, and file all reports to states, and federal government, and foreign countries; and perform such other and further duties as may from time to time be assigned to the Secretary by the Board of Directors or by the President.
     Section 6. Treasurer. The Treasurer shall have general supervision of all finances and shall receive and be in charge of all money, bills, notes, deeds, leases, mortgages and similar property belonging to the Company, and shall do with the same as may from time to time be required by the Board of Directors. The Treasurer shall cause to be kept adequate and correct accounts of the business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, and Units, together with such other accounts as may be required, and, upon the expiration of the Treasurer’s term of office, shall turn over to the Treasurer’s successor or to the Board of Directors, all property, books, papers, and money of the Company in the Treasurer’s hands; and shall perform such other duties as from time to time may be assigned to the Treasurer by the Board of Directors.
     Section 7. Assistant and Subordinate Officers. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each other Officer shall hold office at the pleasure of the Board of Directors, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers, to prescribe their authority and duties and to fix their compensation.

     Section 8. Duties of Officers May be Delegated. In the absence of any officer of the Company, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to a Director.
ARTICLE VI
AMENDMENTS
     These By-Laws may be amended or repealed at any meeting of Common Members called for that purpose by the affirmative votes of a Majority in Interest of the Common Members entitled to vote, or without a meeting, by the written consent of a Majority in Interest of the Common Members entitled to vote.
ARTICLE VII
CONTROLLING DOCUMENTS
     To the extent of any inconsistency between these By-Laws and the Operating Agreement of the Company, the Operating Agreement shall control.

EXHIBIT B
PROMISSORY NOTE

$	Dayton, Ohio
FOR VALUE RECEIVED the undersigned,                                                                                                                                             , (hereinafter referred to as “Maker), promises to pay to the order of Performance Home Buyers, LLC, an Ohio limited liability company (hereinafter referred to as “Payee”), the principal sum of                                                                                                     Dollars (                    ) with interest at the rate of five percent (5%) per annum payable as follows:
Interest only payments shall be made quarterly commencing                                                             , 2005 and every quarter thereafter until the 15th day of May, 2010 at which time the full amount of principal due and accrued interest shall be paid in full.
     The Payee, as its option, may accelerate this Note and declare the principal and interest on this Note immediately due and payable if any of the following conditions of default occur:
i.	Failure of the Maker to make a payment when due or within fifteen (15) days after receipt of written notice from Payee of non-payment;

ii.	The filing of any Chapter proceeding under the Bankruptcy Code with respect to the Maker which in the case of an Involuntary proceeding is not removed within sixty (60) days;

iii.	Appointment of a receiver, or any marshaling of any assets of the Maker for the benefit of creditors; or
     To secure the payment of this Note, the Maker hereby pledges and grants to Payee a security interest in the Maker’s Class C Preferred Units in Performance Home Buyers, LLC. The Maker hereby agrees that the Payee shall have all rights of a secured creditor under the Ohio Uniform Commercial Code in the event any default occurs of the terms and conditions of this Note.
     The Maker hereby waives notice of default, notice of acceleration of maturity, presentment and notice of dishonor.
     The Maker shall have the right at any time to prepay without penalty any portion or all of the principal and interest due under this Note.

Signature of Maker

Print name of Maker:

Date

     The undersigned, PETER E. JULIAN, hereby agrees to unconditionally guarantee payment on this Note should the Maker not meet the above terms and conditions.

Peter E. Julian

B-1

EXHIBIT C
CLASS A PREFERRED MEMBERS

Member	# of Units	Subscription Date	Investment
Robert E. Spruill	35	5/1/2003 & 1/2/2003	$175,000
Russel E. Spruill	5	May 7, 2003	$25,000
Jeh Lai	10	5/13/2003 & 5/23/2003	$50,000
Wayne Hawkins	5	May 20, 2003	$25,000
Andrew Dobo	6	May 27 and July 9, 2003	$30,000
Rebecca Sweetman	10	July 1, 2003	$50,000
Mark Fitzgerald	5	July 3, 2003	$25,000
Harold Bowen	4	July 10, 2003	$20,000
Harold Bowen (Equity Trust)	22	September 11, 2003	$110,000
Harold Bowen (Equity Trust)	4	November 8, 2004	$20,000
Harold Bowen (Equity Trust)	5	February 22, 2005	$25,000
Frances Bowen (Equity Trust)	12	February 22, 2005	$60,000
James C. Deuer (Equity Trust)	36	October 15, 2003	$180,000
Ruhama B. Smith	4	July 14, 2004	$20,000
Saundra Nowacki	7	Nov. 10 & Dec. 11, 2003	$35,000
Harold Bowen	8	January 5, 2004	$40,000
Walter & Anita Penick	5	May 3, 2004	$25,000
Frances Bowen	6	March 19, 2004	$30,000
Robert E. & Cecilia Z. Scovil	5	January 14, 2004	$25,000
Harold Bowen	6	July 2, 2004	$30,000

Dividend Requirement	200		$1,000,000
	100.00%
Unsubscribed	0		$0
	0.00%
Total Preferred Units	200		$1,000,000

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EXHIBIT D
TAX ALLOCATION PROVISIONS
     (a) Allocations for Contributed Property. Notwithstanding the above, if Company property is revalued pursuant to Income Tax Regulations Section 1.704-1(b) (2) (iv) (f) or (g), items of depreciation, amortization and gain or loss, as computed for tax purposes with respect to Company property, shall be determined and allocated to the Members so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Internal Revenue Code.
     (b) Allocations of Tax Credits. The basis (or cost) of Company property which qualifies for tax credits, if any, shall be allocated among the Members and their Capital Accounts in accordance with Income Tax Regulations Sections 1.46-3(f) (2) (i) and 1.704-1(b) (2) (iv) (j).
     (c) Allocations Attributable to Nonrecourse Liabilities of Company (Minimum Gain Chargeback). Notwithstanding any provision to the contrary, if there is a net decrease in Partnership Minimum Gain during a Tax Year, all Members with a deficit Capital Account balance at the end of such Tax Year (excluding from each Member’s deficit Capital Account any amount such Member is obligated to restore and such Member’s share of remaining Partnership Minimum Gain) shall be allocated, before any other allocations of profits or losses are made for such Tax Year, items of income and gain for such Tax Year (and, if necessary, subsequent Tax Years) in the amounts and in the proportions needed to eliminate such deficit balances as quickly as possible. If any allocations are made pursuant to the previous sentence, then future allocations of income or gain to such Members shall be reduced by an amount of income or gain equal to the amount previously allocated to such Members under the previous sentence. This provision is intended to comply with the minimum gain chargeback requirements of Income Tax Regulations Section 1.704-1(b) (4) (iv) (e) and shall be interpreted consistently therewith.
     (d) Limitation on Losses Allocated to Members (Qualified Income Offset). Notwithstanding any provision to the contrary, in no event shall a Member be allocated any loss, deduction or other item to the extent such allocation would result in a deficit Capital Account balance in excess of such Member’s share of Partnership Minimum Gain. In determining the extent to which the previous sentence is satisfied, a Member’s Capital Gain Account shall be reduced for adjustments, allocations and distributions as set forth in Income Tax Regulations Section 1.704-1(b) (2) (ii) (d) (4), (5), and (6). To the extent a Member for any reason has a deficit Capital Account balance in excess in such Member’s share of Partnership Minimum Gain, including a deficit Capital Account balance which results from an unexpected adjustment, allocation or distribution described in Income Tax Regulations Section 1.704-1(b) (2) (ii) (d) (4), (5) or (6), items of income and gain consisting of a pro rata portion of each item of Company Income, including gross income and gain, shall be allocated in the amount and manner needed to eliminate such deficit as quickly as possible. If any allocations are made pursuant to the previous sentence, then future allocations of income or gain to such Member shall be reduced by an amount of income or gain equal to the amount previously allocated to such Member under the previous sentence.

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